                                                             Exhibit No. EX-99.3

These shares are held  directly by the John T. Kim Trust dated  10/27/04 for the benefit of his children (Irrevocable), and are held indirectly by John T. Kim as
Co-Trustee and family member of, and sharing same household with,  Jason Lee Kim and  Allyson  Lee Kim,  the  beneficiaries  of the  Trust,  and  Susan Y. Kim as
Co-Trustee.  The shares were a gift from the John T. Kim Trust dated 12/31/87 to the  John  T.  Kim  Trust  dated  10/27/04  for  the  benefit  of  his  children
(Irrevocable).